ISSUER FREE WRITING PROSPECTUS NO. 1255BI Filed Pursuant to Rule 433 Registration Statement No. 333-162195 Dated July 11, 2011 Deutsche Bank AG Trigger Autocallable Optimization Securities

Linked to the common stock of Potash Corporation of Saskatchewan Inc. due on or about July 19, 2012

Investment Description

Trigger Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock of Potash Corporation of Saskatchewan Inc. (the “Underlying Stock”). The Securities are designed for investors who want to express a neutral or bullish view on the Underlying Stock. If the Closing Price of the Underlying Stock is greater than or equal to the Initial Stock Price on any Observation Date (including the Final Valuation Date), Deutsche Bank AG will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return based on a Call Return Rate of between 17.00% and 21.00% per annum (to be determined on the Trade Date) (or an accrued monthly return of between approximately 1.4167% and 1.7500%). The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called and the Final Stock Price is not less than the Trigger Price, at maturity Deutsche Bank AG will pay you an amount equal to your initial investment. However, if the Securities are not automatically called and the Final Stock Price is less than the Trigger Price, Deutsche Bank AG will pay you less than your initial investment resulting in a loss of 1.00% for every 1.00% decline in the Final Stock Price as compared to the Initial Stock Price. Under these circumstances you will lose a significant portion, and could lose all, of your initial investment. You will not receive interest payments during the term of the Securities. Investing in the Securities is subject to significant risks, including the risk of losing your entire initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call and any contingent repayment of principal provided at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

Features

❑

Call Return — If the Closing Price of the Underlying Stock is greater than or equal to the Initial Stock Price on any Observation Date (including the Final Valuation Date), we will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return based on a Call Return Rate of between 17.00% and 21.00% per annum (to be determined on the Trade Date). The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors will have downside market exposure to the Underlying Stock at maturity, subject to any contingent repayment of principal.

❑

Downside Exposure with Contingent Repayment of Principal at Maturity — If you hold the Securities to maturity and the Final Stock Price is not less than the Trigger Price, we will pay you your initial investment at maturity. If the Final Stock Price is less than the Trigger Price, however, Deutsche Bank AG will repay less than the principal amount, resulting in a loss that is proportionate to the decline in the Final Stock Price as compared to the Initial Stock Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates[1]

Trade Date	July 15, 2011

Settlement Date	July 20, 2011

Observation Dates	Monthly (see page 3)

Final Valuation Date[2]	July 13, 2012

Maturity Date[2]	July 19, 2012

[1]	Expected.
[2]	See page 3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 4 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Autocallable Optimization Securities linked to the performance of the common stock of Potash Corporation of Saskatchewan Inc. The Securities are our unsubordinated and unsecured debt obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof. The Initial Stock Price, Call Return Rate and Trigger Price will be determined on the Trade Date.

Offering	Underlying Stock	Call Return Rate	Initial Stock Price	Trigger Price	CUSIP/ ISIN
Trigger Autocallable Optimization Securities	Common stock of Potash Corporation of Saskatchewan Inc. (Ticker: POT)	17.00% - 21.00% per annum		75.00% of the Initial Stock Price	25154W 39 9 / US25154W3997

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in product supplement BI dated February 17, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 29, 2009 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying prospectus, the prospectus supplement and product supplement BI. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10.00	$0.125	$9.875
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this free writing prospectus, together with product supplement BI dated February 17, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BI dated February 17, 2011:

http://www.sec.gov/Archives/edgar/data/1159508/000119312511039258/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase Securities.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Trigger Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 4 of this free writing prospectus and “Risk Factors” on page 6 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:

♦	You believe the Closing Price of the Underlying Stock will be greater than or equal to the Initial Stock Price on any Observation Date, including the Final Valuation Date.

♦	You can tolerate the loss of some or all of your investment and are willing to make an investment in which you could have the same downside market risk as the Underlying Stock.

♦

You are willing and able to hold Securities that will be called on the earliest Observation Date on which the Closing Price of the Underlying Stock is greater than or equal to the Initial Stock Price, and you are otherwise willing and able to hold the Securities to maturity for a term of approximately 1 year, and are not seeking an investment for which there will be an active secondary market.

♦

You understand and accept that you will not participate in any appreciation in the price of the Underlying Stock and you are willing to make an investment the return of which is limited to the applicable Call Return.

♦	You would be willing to invest in the Securities if the Call Return Rate was set equal to the bottom of the range of between 17.00% and 21.00% per annum (to be determined on the Trade Date).

♦	You do not seek current income from this investment and are willing to forgo any dividends paid on the Underlying Stock.

♦

You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you including any repayment of principal at maturity or upon an earlier automatic call.

The Securities may not be suitable for you if, among other considerations:

♦	You do not believe that the Closing Price of the Underlying Stock will be greater than or equal to the Initial Stock Price on any Observation Date.

♦	You believe the Securities will not be called and the Final Stock Price will be less than the Trigger Price.

♦	You seek an investment that is designed to return the full amount of your initial investment at maturity.

♦

You cannot tolerate the loss of a substantial portion or all of your investment and you are not willing to make an investment in which you could have the same downside market risk as the Underlying Stock.

♦	You seek an investment that participates in the full appreciation in the price of the Underlying Stock or that has unlimited return potential.

♦	You would be unwilling to invest in the Securities if the Call Return Rate was set equal to the bottom of the range of between 17.00% and 21.00% per annum (to be determined on the Trade Date).

♦

You are unwilling or unable to hold Securities that will be called on any Observation Date on which the Closing Price of the Underlying Stock is greater than or equal to the Initial Stock Price, or you are otherwise unable or unwilling to hold the Securities to maturity for a term of approximately 1 year, and seek an investment for which there will be an active secondary market.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You seek current income from this investment or you prefer to receive dividends paid on the Underlying Stock.

♦

You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any repayment of principal at maturity or upon an earlier automatic call.

Indicative Terms

Issuer	Deutsche Bank AG, London Branch

Issue Price	$10.00 per Security (subject to a minimum purchase of 100 Securities, or $1,000)

Term	Approximately 1 year, subject to an automatic call

Trade Date[1]	July 15, 2011

Settlement Date[1]	July 20, 2011

Final Valuation Date[1,2]	July 13, 2012

Maturity Date[1,3]	July 19, 2012

Underlying Stock	Common stock of Potash Corporation of Saskatchewan Inc. (Ticker: POT)

Call Feature

The Securities will be automatically called if the Closing Price of the Underlying Stock on any Observation Date is greater than or equal to the Initial Stock Price. If the Securities are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per Security equal to the Call Price for the applicable Observation Date.

Observation Dates[1,2]

Monthly, on August 15, 2011, September 15, 2011, October 17, 2011, November 15, 2011, December 15, 2011, January 17, 2012, February 15, 2012, March 15, 2012, April 16, 2012, May 15, 2012, June 15, 2012 and July 13, 2012 (the “Final Valuation Date”).

Call Settlement Dates[3]	Two business days following the relevant Observation Date, except the Call Settlement Date for the Final Valuation Date will be the Maturity Date.

Call Return and Call Return Rate	The Call Return increases the longer the Securities are outstanding and is based upon a Call Return Rate of between 17.00% and 21.00% per annum (to be determined on the Trade Date).

Call Price

The Call Price equals the principal amount per Security plus the product of the principal amount per Security and the applicable Call Return. The table below reflects a Call Return Rate of between 17.00% and 21.00% per annum (to be determined on the Trade Date).

Observation Dates	Call Settlement Dates	Call Return*	Call Price* (per $10.00 Security)
August 15, 2011	August 17, 2011	1.4167% to 1.7500%	$10.1417 to $10.1750
September 15, 2011	September 19, 2011	2.8333% to 3.5000%	$10.2833 to $10.3500
October 17, 2011	October 19, 2011	4.2500% to 5.2500%	$10.4250 to $10.5250
November 15, 2011	November 17, 2011	5.6667% to 7.0000%	$10.5667 to $10.7000
December 15, 2011	December 19, 2011	7.0833% to 8.7500%	$10.7083 to $10.8750
January 17, 2012	January 19, 2012	8.5000% to 10.5000%	$10.8500 to $11.0500
February 15, 2012	February 17, 2012	9.9167% to 12.2500%	$10.9917 to $11.2250
March 15, 2012	March 19, 2012	11.3333% to 14.0000%	$11.1333 to $11.4000
April 16, 2012	April 18, 2012	12.7500% to 15.7500%	$11.2750 to $11.5750
May 15, 2012	May 17, 2012	14.1667% to 17.5000%	$11.4167 to $11.7500
June 15, 2012	June 19, 2012	15.5833% to 19.2500%	$11.5583 to $11.9250
July 13, 2012	July 19, 2012	17.0000% to 21.0000%	$11.7000 to $12.1000
(Final Valuation Date)	(Maturity Date)
*	The Call Return and Call Price have been rounded for ease of analysis.

Payment at Maturity (per $10.00 Security)

If the Securities are not automatically called and the Final Stock Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per Security.

If the Securities are not automatically called and the Final Stock Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than the principal amount of $10.00 per Security equal to:

$10.00 + ($10.00 × Underlying Stock Return);

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Underlying Stock Return.

Underlying Stock Return	Final Stock Price – Initial Stock Price Initial Stock Price

Trigger Price	75.00% of the Initial Stock Price

Closing Price	On any trading day, the last reported sale price of the Underlying Stock on the relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent.

Initial Stock Price	The Closing Price of one share of the Underlying Stock on the Trade Date.

Final Stock Price	The Closing Price of one share of the Underlying Stock on the Final Valuation Date.

Stock Adjustment Factor

Initially 1.0 for the Underlying Stock, subject to adjustment for certain actions affecting the Underlying Stock. See “Description of Securities — Anti-dilution Adjustments” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY CONTINGENT REPAYMENT OF PRINCIPAL AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

[1]

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date, Maturity Date and Observation Dates may be changed so that the stated term of the Securities remains the same.

[2]	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
[3]

In the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed. In the event that an Observation Date other than the Final Valuation Date is postponed, the relevant Call Settlement Date (other than the Maturity Date) will be the second business day after the Observation Date as postponed.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Stock. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS OF YOUR INITIAL INVESTMENT — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay the full principal amount of the Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Stock Price is greater than or equal to the Trigger Price. If the Securities are not automatically called and the Final Stock Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you the principal amount of the Securities. However, if the Securities are not automatically called on any Observation Date and the Final Stock Price is less than the Trigger Price, you will be fully exposed to any negative Underlying Stock Return, resulting in a loss of principal that is proportionate to the decline in the Final Stock Price as compared to the Initial Stock Price. Accordingly, you could lose your entire initial investment.

♦

RETURN POTENTIAL IS LIMITED TO THE CALL RETURN — The return of the Securities is limited to the applicable Call Return which is based on a Call Return Rate of between 17.00% and 21.00% per annum (to be determined on the Trade Date), regardless of the performance of the Underlying Stock. In addition, since the Call Return increases the longer the Securities are outstanding and the Securities could be called as early as the first monthly Observation Date, the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were called at a later date. As a result, an investment directly in the Underlying Stock could provide a better return than an investment in the Securities.

♦

CONTINGENT REPAYMENT OF YOUR INITIAL INVESTMENT APPLIES ONLY IF YOU HOLD THE SECURITIES TO MATURITY — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative your initial investment even if the Underlying Stock price is above the Trigger Price.

♦

RISKS RELATING TO THE CREDIT OF THE ISSUER — The Securities are unsubordinated and unsecured debt obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment upon an automatic call and any contingent repayment of principal provided at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you may not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦

REINVESTMENT RISK — If your Securities are called early, the holding period over which you would receive the applicable Call Return which is based on a Call Return Rate of between 17.00% and 21.00% per annum (to be determined on the Trade Date) could be as little as one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦

HIGHER CALL RETURN RATES ARE GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Greater expected volatility with respect to the Underlying Stock reflects a higher expectation as of the Trade Date that the price of such stock could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for the Securities. However, while the Call Return Rate is set on the Trade Date, the Underlying Stock’s volatility can change significantly over the term of the Securities. The price of the Underlying Stock could fall sharply, which could result in a significant loss of your initial investment.

♦	NO COUPON PAYMENTS — Deutsche Bank AG will not pay any interest or coupon payments with respect to the Securities.

♦

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES, OR UBS OR ITS AFFILIATES, IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying Stock and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS or its affiliates, may also engage in trading in instruments linked to the Underlying Stock on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Stock. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the Securities.

♦

NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying Stock would have.

♦

INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYING STOCK — The return on your Securities may not reflect the return you would realize if you directly invested in the Underlying Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the Underlying Stock would have. Further, you will not participate in any potential appreciation of the Underlying Stock, which could be significant.

♦

SINGLE STOCK RISK — The price of the Underlying Stock can rise or fall sharply due to factors specific to the Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying Stock and its issuer, please see “The Underlying Stock” and “Potash Corporation of Saskatchewan Inc.” in this free writing prospectus and the issuer’s SEC filings referred to in those sections.

♦

IF THE PRICE OF THE UNDERLYING STOCK CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your Securities may trade quite differently from the Underlying Stock. Changes in the market price of the Underlying Stock may not result in a comparable change in the value of your Securities.

♦

THE SECURITIES HAVE CERTAIN BUILT-IN COSTS — While the Payment at Maturity or Call Price due upon an automatic call described in this free writing prospectus is based on your entire initial investment, the original Issue Price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦

THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE SECURITIES — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦

THE SECURITIES MAY BE SUBJECT TO NON-U.S. SECURITIES MARKETS RISK — An investment in Securities linked directly or indirectly to the value of non-U.S. companies, such as the common stock of Potash Corporation of Saskatchewan Inc., which is issued by a Canadian issuer, involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

♦

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — We expect that, generally, the price of the Underlying Stock, volatility of the Underlying Stock, factors specific to the issuer of the Underlying Stock, such as earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, will affect the value of the Securities more than other factors. However, the value of the Securities will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the time remaining to maturity of the Securities;

♦	the market price and dividend rates of the Underlying Stock and the stock market generally;

♦	interest and yield rates in the market generally and in the markets of the Underlying Stock;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

POTENTIAL DEUTSCHE BANK AG IMPACT ON PRICE — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Stock, may adversely affect the market price of the Underlying Stock and therefore, the value of the Securities.

♦

POTENTIAL CONFLICT OF INTEREST — Deutsche Bank AG and its affiliates may engage in business with the issuer of the Underlying Stock, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Final Stock Price of the Underlying Stock and Payment at Maturity or Call Price due upon an automatic call based on the Closing Price of the Underlying Stock in the market. The calculation agent can postpone the determination of the Closing Price of the Underlying Stock if a market disruption event occurs on any of the Observations Dates.

♦

WE AND OUR AFFILIATES, OR UBS AG AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE FINAL STOCK PRICE AND THE VALUE OF SECURITIES — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Stock to which the Securities are linked.

♦

THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the relevant Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the relevant Underlying Stock. See “Description of Securities — Anti-Dilution Adjustments” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Underlying Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

♦

THERE IS NO AFFILIATION BETWEEN THE ISSUER OF THE UNDERLYING STOCK AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY SUCH ISSUER — We are not affiliated with the issuer of the Underlying Stock (the “Underlying Stock Issuer”). However, we and our affiliates may currently or from time to time in the future engage in business with the Underlying Stock Issuer. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the Underlying Stock and the Underlying Stock Issuer. You, as an investor in the Securities, should make your own investigation into the Underlying Stock and the Underlying Stock Issuer. The Underlying Stock Issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The Underlying Stock Issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

PAST PERFORMANCE OF THE UNDERLYING STOCK IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying Stock may bear little relation to the historical prices of the Underlying Stock, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Underlying Stock.

♦

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performance for the Underlying Stock. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Stock relative to its Initial Stock Price. We cannot predict the Final Stock Price or the Closing Price of the Underlying Stock on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Underlying Stock. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per Security on a hypothetical offering of Securities based on the following assumptions*:

Term:	Approximately 1 year, subject to an automatic call
Hypothetical Initial Stock Price*:	$60.00
Hypothetical Trigger Price*:	$45.00 (75.00% of the hypothetical Initial Stock Price)
Hypothetical Call Return and Call Prices:

Observation Dates	Call Settlement Dates	Call Return*	Call Price*
August 15, 2011	August 17, 2011	1.5833%	$10.1583
September 15, 2011	September 19, 2011	3.1667%	$10.3167
October 17, 2011	October 19, 2011	4.7500%	$10.4750
November 15, 2011	November 17, 2011	6.3333%	$10.6333
December 15, 2011	December 19, 2011	7.9167%	$10.7917
January 17, 2012	January 19, 2012	9.5000%	$10.9500
February 15, 2012	February 17, 2012	11.0833%	$11.1083
March 15, 2012	March 19, 2012	12.6667%	$11.2667
April 16, 2012	April 18, 2012	14.2500%	$11.4250
May 15, 2012	May 17, 2012	15.8333%	$11.5833
June 15, 2012	June 19, 2012	17.4167%	$11.7417
July 13, 2012 (Final Valuation Date)	July 19, 2012 (Maturity Date)	19.0000%	$11.9000

*	Based on a hypothetical Call Return Rate of 19.00% per annum (the midpoint of the range of 17.00% to 21.00%). The actual Initial Stock Price, Trigger Price, Call Return and Call Price will be set on the Trade Date.

Example 1 — The Closing Price of the Underlying Stock on the first Observation Date is $70.00, which is greater than the Initial Stock Price of $60.00 — the Securities are called.

Because the Closing Price of the Underlying Stock on the first Observation Date is greater than or equal to the Initial Stock Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date the Call Price of $10.1583 per Security, representing a 1.5833% return on the Securities.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Stock Price of $70.00 is greater than the Initial Stock Price of $60.00 — the Securities are called.

Because the Securities were not previously called and the Final Stock Price is greater than or equal to the Initial Stock Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $11.9000 per Security, representing a 19.0000% return on the Securities.

Example 3 — The Closing Price of the Underlying Stock is not equal to or greater than the Initial Stock Price on any of the Observation Dates and the Final Stock Price of $50.00 is greater than the Trigger Price of $45.00 — the Securities are NOT called.

Because the Closing Price of the Underlying Stock on all of the Observation Dates is not equal to or greater than the Initial Stock Price, the Securities are not automatically called. Because the Final Stock Price is not less than the Trigger Price, Deutsche Bank AG will pay you a Payment at Maturity equal to $10.00 per $10.00 Security representing a 0% return on the Securities.

Example 4 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Stock Price of $24.00 is less than the Trigger Price of $45.00 — the Securities are NOT called.

Because the Securities are not called and the Final Stock Price is less than the Trigger Price, your initial investment will be fully exposed to any decline in the Final Stock Price as compared to the Initial Stock Price. Accordingly, Deutsche Bank AG will pay you a Payment at Maturity calculated as follows:

$10.00 + ($10.00 × Underlying Stock Return) =

$10.00 + ($10.00 × -60%) = $4.00

If the Securities are not automatically called and the Final Stock Price is less than the Trigger Price, your initial investment will be fully exposed to any negative Underlying Stock Return, resulting in a loss that is proportionate to the decline in the Final Stock Price as compared to the Initial Stock Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities, including any payment upon an automatic call and any contingent repayment of principal at maturity, is subject to the creditworthiness of the Issuer.

The Underlying Stock

All disclosures contained in this free writing prospectus regarding the Underlying Stock are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any Underlying Stock contained in this free writing prospectus. You should make your own investigation into the Underlying Stock.

Included on the following pages is a brief description of the Underlying Stock Issuer. We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlying Stock as an indication of future performance. The Underlying Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the Underlying Stock Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the Underlying Stock Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Potash Corporation of Saskatchewan Inc.

According to publicly available information, Potash Corporation of Saskatchewan Inc. produces potash, phosphate, and nitrogen for the agricultural and industrial industries worldwide, conducting operations in Canada, Chile, the United States, Brazil, and Trinidad. Information filed by Potash Corporation of Saskatchewan Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10351, or its CIK Code: 0000855931. The common stock of Potash Corporation of Saskatchewan Inc. is traded on the New York Stock Exchange under the symbol “POT.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Potash Corporation of Saskatchewan Inc., based on daily closing prices on the primary exchange for Potash Corporation of Saskatchewan Inc., as reported by Bloomberg. Potash Corporation of Saskatchewan Inc.’s closing price on July 8, 2011 was $59.19. The actual Initial Stock Price will be the closing price of Potash Corporation of Saskatchewan Inc.’s common stock on the Trade Date.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/01/2006	3/31/2006		$10.98	$8.77	$9.79
4/01/2006	6/30/2006		$11.78	$8.80	$9.55
7/01/2006	9/30/2006		$11.73	$9.21	$11.58
10/01/2006	12/31/2006		$16.25	$11.59	$15.94
1/01/2007	3/31/2007		$18.66	$14.89	$17.77
4/01/2007	6/30/2007		$26.98	$18.24	$25.99
7/01/2007	9/30/2007		$36.65	$25.11	$35.23
10/01/2007	12/31/2007		$48.73	$34.16	$47.99
1/01/2008	3/31/2008		$54.76	$40.05	$51.74
4/01/2008	6/30/2008		$79.83	$55.89	$76.19
7/01/2008	9/30/2008		$76.17	$31.17	$44.00
10/01/2008	12/31/2008		$35.27	$16.53	$24.41
1/01/2009	3/31/2009		$30.40	$22.10	$26.94
4/01/2009	6/30/2009		$39.29	$26.54	$31.02
7/01/2009	9/30/2009		$33.19	$28.04	$30.11
10/01/2009	12/31/2009		$40.99	$28.48	$36.17
1/01/2010	3/31/2010		$42.33	$33.12	$39.78
4/01/2010	6/30/2010		$39.17	$28.44	$28.75
7/01/2010	9/30/2010		$50.16	$28.20	$48.01
10/01/2010	12/31/2010		$51.61	$44.88	$51.61
1/01/2011	3/31/2011		$63.31	$51.97	$58.93
4/01/2011	6/30/2011		$61.44	$50.97	$56.99
7/01/2011	7/08/2011	*	$59.19	$56.04	$59.19

*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2011 includes data for the period through July 8, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2011.

The graph below illustrates the performance of the common stock of Potash Corporation of Saskatchewan Inc. from July 7, 2006 through July 8, 2011, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe the Securities should be treated as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your Securities, other than pursuant to a sale or exchange (including a call), and (ii) your gain or loss on the Securities should be short-term capital gain or loss. If, however, the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this free writing prospectus and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including whether short-term instruments such as the Securities should be subject to any such accrual regime; the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.125 per $10.00 Security. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.